SUPPLY AGREEMENT LETTER OF INTENT

This Letter of Intent (the “Agreement”) is effective May 2, 2022

BETWEEN:	Traccom Inc. (the "Supplier"), a company organized and existing under the laws of the State of Delaware, with its head office located at:

2013 SkyCrest Dr. # 4
Walnut Creek, CA 94595

AND:	Diabetic Direct, Inc. (the "Purchaser"), a company organized and existing under the laws of the State of Georgia, with its head office located at:

[COMPLETE ADDRESS]

WITNESSETH:

WHEREAS Traccom, Inc. currently supplies and distributes the Traccom MedicalPro Remote Patient Monitoring Device (the “Product”)

WHEREAS , the Supplier, for the price and subject to the terms and conditions contained herein, is prepared to sell and deliver to the Purchaser, on an ongoing basis and as its supplier, and the Purchaser is prepared to buy on this basis from Traccom Inc. all of the Purchaser’s Product requirements;

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS HERETO CONTAINED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, DULY RECEIVED, THE PARTIES HERETO AGREE AS FOLLOWS:

1.SALE AND PURCHASE OF PRODUCTS

Traccom Inc. hereby agrees and undertakes to sell to the Purchaser, and the Purchaser agrees and undertakes to purchase from Traccom Inc. for the price and subject to the terms and conditions contained herein, the total requirements of Product needed by the Purchaser for its day-to-day needs during the term of this Agreement. At the date of signing of the present Agreement, the Purchaser estimates its requirements for the next twelve (12) months at 2,000 MedicalPro Health Hubs with a minimum of 1,500 Hubs enrolled in the Monthly Subscription Service.

2.ORDERS AND DELIVERY OF PRODUCTS

2.1Each order for Products purchased pursuant to this Agreement shall be in writing (electronic order) and shall be sent to the address of the party selling the Products by mail or by fax or in such other manner(electronically Pushed Orders) the protocol of which would be expressly agreed upon between the parties.

2.2Unless otherwise expressly agreed upon between the parties or as provided in Section 3, the Purchaser shall be responsible and shall pay for the delivery to the Purchaser or end user of the equipment contemplated herein.

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2.3Unless otherwise expressly agreed upon between the parties, delivery of the Products purchased hereunder shall be completed within seven Business Days of the receipt of the Purchaser’s Purchase Order by the Supplier.

3.PRICE OF PRODUCTS

3.1For the initial term of this Agreement stipulated in sub-section 6.1 hereinafter, although quantity pricing is available, the unit price of the Product sold by the Supplier to the Purchaser hereunder shall be as follows:

Traccom MedicalPro plus 2 Ancillary Devices - $185.00
Monthly Service Subscription - $22.00 / month per MedicalPro

4.TERMS OF PAYMENT

4.1The Supplier will provide the Purchaser with payment terms of net 30 days on all invoices for product and monthly service subscription.

4.2Monthly Service Subscription invoices will be generated on the first day of the month following the product invoice date and then on the first day of each month thereafter for a minimum of twelve (12) months and continues thereafter as long as the MedicalPro is in use.

5.OTHER TERMS

5.1The Purchaser will use its best efforts to provide the initial purchaser order for product prior to September 1, 2022.

5.2Supplier agrees to continue to provide Purchaser with technical support needed in the development of the Purchaser’s customer support systems.

5.3Purchaser and Supplier agree to develop a final Supply Agreement for signing by or before August 1, 2022. In the event that a final Supply Agreement is unable to be reached, then this Letter of Intent will terminate with no further obligations on the part of either party.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed at an agreed upon location in Jackson County Georgia, on the date indicated above.

TRACCOM INC. (SUPPLIER)	Diabetic Direct, Inc. (PURCHASER)

Authorized Signature	Authorized Signature

Joseph Morgan, Chairman, CTO
Print Name and Title	Print Name and Title

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